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                                                                   EXHIBIT 99.1


NEWS RELEASE                             [ LOGO OF LASER VISION CENTERS, INC. ]


ST. LOUIS, MISSOURI - March 16, 1998 - Laser Vision Centers, Inc. (Nasdaq
Symbol: LVCI) announced today that it has been served with a subpoena issued by the United States Department of Justice.

Laser Vision understands that the subpoena is part of an industry-wide investigation into the so-called "international card", software that enabled the excimer lasers to be used to perform laser eye surgeries for higher myopia cases (greater than -6.0 diopters) than what was initially approved by the Food and Drug Administration (FDA). The FDA ultimately did approve use of an excimer laser for higher myopia cases in January, 1998.

Many ophthalmologists have taken the position that FDA restrictions on physicians' use of laser equipment through software control, rather than the traditional means of labeling, deny physicians the flexibility to treat individual patients as the physician deems medically necessary, and represent an unwarranted intrusion upon physicians' rights to practice medicine according to their best medical judgment.

The subpoena requests that Laser Vision produce several specified categories of documents. Laser Vision intends to cooperate fully.

Laser Vision Centers, Inc. is the world's largest provider of excimer laser access with locations in the United States, Canada, the United Kingdom, Ireland, Sweden, Finland and Greece. Through its unique mobile delivery systems, Laser Vision Centers provides ophthalmologists (eye surgeons) in small and medium sized markets, access to the excimer laser. The excimer laser is a device which allows eye surgeons to correct nearsightedness and astigmatism with an outpatient procedure which usually lasts less than one minute.

Except for historical information, statements relating to the Company's plan, objectives and future performance are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. Because of various risks and uncertainties, actual strategies and results in future periods may differ materially from those currently expected. Additional discussion of factors affecting the Company's business is contained in the Company's most recent filings with the Securities and Exchange Commission.

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Contact: John Stiles
         314-434-6900
         jstiles@laservision.com